NEWS RELEASE
R&B, INC



                                                 Corporate Headquarters:
                                                 R&B, Inc.
                                                 3400 East Walnut Street
                                                 Colmar, Pennsylvania 18915
                                                 Fax: (215) 997-8577

For Further Information Contact:
Mathias J. Barton, CFO
(215) 997-1800 x5132
E-mail:MBarton@rbinc.com



R&B, Inc. Reports Sales and Earnings for the Third Quarter Ended
September 25, 2004

        Colmar, Pennsylvania (October 27, 2004) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the third quarter ended September 25, 2004. For the third quarter ended September 25, 2004, sales increased 10% to $64.1 million from $58.2 million in the same period last year. Net income in the third quarter of 2004 was $4.4 million compared to net income of $3.7 million in the same period last year. Diluted earnings per share in the third quarter increased 17% to $0.48 from $0.41 in the same period last year.

        For the nine months ended September 25, 2004, sales increased 11% to $184.4 million from $166.5 million in the same period last year. Diluted earnings per share for the first nine months of 2004 increased 35% to $1.42 compared to $1.05 in the same period last year. Net income for the first nine months of 2004 was $13.0 million compared to net income of $9.5 million in the same period last year.

        Volume in 2004 increased primarily as a result of continued sales growth from recently introduced new products. Results in the third quarter were negatively impacted by approximately $0.7 million in incremental expediting costs incurred to maintain satisfactory customer fill rates resulting from material shortages for certain items and higher than planned demand.

        Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Our customers are benefitting from the sales growth and industry interest generated by our Driving ReveNEW program. This initiative demonstrates our commitment to new products, trade advertising and promotional support designed to improve our customers' revenues from products that were previously exclusive to the OE dealer. We are intensifying this effort with a goal of having 15% of our customer revenue generated from new products. This leadership position will provide lasting, tangible benefits to our company, our customers and the end users of our products."

        R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A-Nut businesses.



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        Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business - Risk Factors."

                            R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                  13 Weeks          13 Weeks
Third Quarter (unaudited)       9/25/04  Pct.  9/27/03     Pct.
Net sales                       $64,135  100.0  $58,183    100.0
Cost of goods sold               40,196   62.7   37,357     64.2
Gross profit                     23,939   37.3   20,826     35.8
Selling, general and
 administrative expenses         16,315   25.4   14,216     24.4
Income from operations            7,624   11.9    6,610     11.4
Interest expense, net               703    1.1      846      1.5
Income before income taxes        6,921   10.8    5,764      9.9
Provision for income taxes        2,519    3.9    2,047      3.5
Net income                      $ 4,402    6.9  $ 3,717      6.4
Earnings per share
     Basic                      $  0.50    -    $  0.43       -
     Diluted                    $  0.48    -    $  0.41       -
Average shares outstanding
     Basic                        8,869    -      8,717       -
     Diluted                      9,188    -      9,098       -


                                 39 Weeks           39 Weeks
                                 --------           --------
Year-to-date (unaudited)        9/25/04   Pct.  9/27/03     Pct.
Net sales                      $184,417  100.0 $166,523    100.0
Cost of goods sold              114,903   62.3  105,916     63.6
Gross profit                     69,514   37.7   60,607     36.4
Selling, general and
 administrative expenses         46,819   25.4   43,287     26.0
Income from operations           22,695   12.3   17,320     10.4
Interest expense, net             2,233    1.2    2,621      1.6
Income before income taxes       20,462   11.1   14,699      8.8
Provision for income taxes        7,425    4.0    5,232      3.1
Net income                      $13,037    7.1  $ 9,467      5.7
Earnings per share
     Basic                      $  1.48    -    $  1.10       -
     Diluted                    $  1.42    -    $  1.05       -
Average shares outstanding
     Basic                        8,826    -      8,610       -
     Diluted                      9,172    -      9,026       -








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                           R&B, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

                                9/25/04              12/27/03
Assets:                         (Unaudited)
Cash and short term investments  $  8,293            $ 25,082
Accounts receivable                57,982              44,127
Inventories                        60,907              51,170
Prepaid expenses and other          9,434               8,849
Total current assets              136,616             129,228
Property & equipment               23,424              17,590
Goodwill                           29,090              29,125
Other assets                          857                 663
Total assets                     $189,987            $176,606

Liability & Shareholders' Equity:
Current portion of long-term debt$  9,060            $  8,571
Accounts payable                   16,188              10,029
Accrued expenses and other         13,322              12,176
Total current liabilities          38,570              30,776
Long-term debt                     26,188              35,213
Deferred income taxes               5,744               4,632
Shareholders' equity              119,485             105,985
Total Liabilities and Equity     $189,987            $176,606


Selected Cash Flow Information:
(in thousands)                       13 Weeks               39 Weeks
                                     --------               --------
                                9/25/04     9/27/03    9/25/04     9/27/03
Depreciation and
amortization                $ 1,153      $  933    $  3,388   $ 3,352
Capital Expenditures        $ 4,011      $1,040    $  9,223   $ 3,343